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                                      EXHIBIT 11.1
                        BUILDING MATERIALS HOLDING CORPORATION
                           Computation of Earnings Per Share


FOR THE YEAR ENDED DECEMBER 31, 1998, 1997, AND 1996

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
                                                               1998                        1997                    1996
                                                               ----                        ----                    ----
COMPUTATION OF BASIC EARNINGS PER SHARE

Net income                                                 $15,149,000                 $9,493,000               $10,649,000
Class B preferred stock
  accretion                                                         --                    (6,500)                   (34,000)
                                                           -----------                 ----------               -----------
Net Income available
  to common stock                                          $15,149,000                 $9,486,500               $10,615,000
                                                           -----------                 ----------               -----------
                                                           -----------                 ----------               -----------
Weighted average shares
  outstanding                                               12,509,351                 11,919,469                10,759,892
                                                            ----------                 ----------               -----------
                                                            ----------                 ----------               -----------

Basic Earnings Per Share                                         $1.21                      $0.80                     $0.99
                                                                 -----                      -----                     -----
                                                                 -----                      -----                     -----

COMPUTATION OF DILUTED EARNINGS PER SHARE

Net Income Available
 to Common Stock                                           $15,149,000                 $9,486,500               $10,615,000
                                                            ----------                 ----------               -----------
                                                            ----------                 ----------               -----------

Weighted average shares
  outstanding                                               12,509,351                 11,919,469                10,759,892

Net effect of dilutive
  stock options based on
  the treasury stock
  method using average
  market price                                                 137,489                    217,410                   238,243
                                                             ---------                  ---------                 ---------

Total shares outstanding                                    12,646,840                 12,136,879                10,998,135
                                                             ---------                  ---------                 ---------
                                                             ---------                  ---------                 ---------

Diluted Earnings Per Share                                       $1.20                      $0.78                     $0.97
                                                                 -----                      -----                     -----
                                                                 -----                      -----                     -----
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